Exhibit 4.4

Peabody Energy Corporation

2015 Long-Term Incentive Plan

i

Peabody Energy Corporation

2015 Long-Term Incentive Plan

Section 1.

Establishment, Purpose and Duration

1.1 Effective Date and Purpose. Peabody Energy Corporation, a Delaware corporation (the “Company), hereby establishes the Peabody Energy Corporation 2015 Long-Term Incentive Plan (the “Plan”). The Plan is intended to attract and retain exceptionally qualified employees, consultants and directors upon whom, in large measure, the sustained progress, growth and profitability of the Company depend. By encouraging employees, consultants and directors of the Company and its Subsidiaries to acquire a proprietary interest in the Company’s growth and performance, the Company intends to motivate employees, consultants and directors to achieve long-term Company goals and to more closely align such persons’ interests with those of the Company’s other stockholders. The Plan was approved by the Board on March 11, 2015 (the “Approval Date”), subject to approval by the Company’s stockholders. The Plan became effective on May 4, 2015 (the “Effective Date”), which was the date approval by the Company’s stockholders was obtained.

1.2 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors of the Company to amend or terminate the Plan at any time pursuant to Section 15, until the earlier to occur of (a) the date all Shares subject to the Plan shall have been purchased or acquired and the Restrictions on all Restricted Stock granted under the Plan shall have lapsed, according to the Plan’s provisions, and (b) ten (10) years from the Effective Date of the Plan (provided that Incentive Stock Options may not be granted hereunder after the tenth (10th) anniversary of the Approval Date. The termination of the Plan shall not adversely affect any Awards outstanding on the date of such termination.

Section 2.

Definitions

As used in the Plan, in addition to terms elsewhere defined in the Plan, the following terms shall have the meanings set forth below:

2.1 “Acquired Entity” has the meaning set forth in Section 5.6.

2.2 “Acquired Entity Award” has the meaning set forth in Section 5.6.

2.3 “Approval Date” has the meaning set forth in Section 1.1.

2.4 “Award” means any Option (including a Non-Qualified Stock Option and an Incentive Stock Option), Stock Appreciation Right, Restricted Stock, Share, Restricted Stock Unit, Deferred Stock, Performance Unit, Substitute Award, Dividend Equivalent or Cash Incentive Award.

2.5 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award granted hereunder between the Company and the Grantee.

2.6 “Beneficiary” means the Person designated to receive Plan benefits, if any, following the Grantee’s death in accordance with Section 17.8.

2.7 “Board” means the Board of Directors of the Company.

2.8 “Cash Incentive Award” means a performance Award determined under Section 12.

2.9 “Cause” means, unless otherwise set forth in the applicable Award Agreement: (a) any willful fraud, dishonesty or misconduct of the Grantee that can reasonably be expected to have a detrimental effect on (i) the reputation or business of the Company or any of its subsidiaries or affiliates or (ii) the Grantee’s reputation or performance of his or her duties to the Company or any of its subsidiaries or affiliates; (b) willful refusal or failure of the Grantee to comply with the Company’s

Code of Business Conduct and Ethics, the Company’s Anti-Corruption and Bribery policy or any other material corporate policy of the Company; (c) the Grantee’s willful or repeated failure to meet documented performance objectives or to perform his or her duties or to follow reasonable and lawful directives of his or her manager (other than due to death or Disability); (d) the Grantee’s conviction of, or plea of nolo contendere to (i) any felony; or (ii) any other criminal charge that may reasonably be expected to have a material detrimental effect on the reputation or business of the Company or any of its subsidiaries or affiliates; or (e) the Grantee’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to the Grantee’s employment with the Company, after being instructed to cooperate by the Chairman and/or Chief Executive Officer or by the Board, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation; provided that with respect to clause (b) or (c) above, the Grantee shall have fifteen (15) business days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct, to the extent it can be cured, to prevent termination for Cause by the Company. If the Grantee cures the conduct that is the basis for the potential termination for Cause within such period, the Company’s notice of termination shall be deemed withdrawn.

2.10 “Change in Control” means, with respect to Awards other than Deferred Compensation Awards, the occurrence of any one or more of the following: (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries), including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (b) there is consummated (i) a merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved, other than such a transaction or series of transactions which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); (ii) a sale or other disposition of all or substantially all of the Company’s assets; or (iii) approval by the Company’s shareholders of a plan of liquidation of the Company; or (c) within any period of 24 consecutive months, persons who were members of the Board immediately prior to such 24-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 24-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board. To the extent an Award is a Deferred Compensation Award, a Change in Control shall include any event or series of events described in the foregoing provisions of this Section 2.10, but only to the extent such event or series of events also constitutes a “change of control event” (as described in Treasury Regulation Section 1.409A-3(i)(5)(i)) with respect to the Company.

2.11 “Code” means the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.12 “Committee” has the meaning set forth in Section 3.1(a).

2.13 “Common Stock” means common stock of the Company.

2.14 “Company” has the meaning set forth in Section 1.1.

2.15 “Covered Employee” means a Grantee who, as of the last day of the fiscal year in which the value of an Award is includable in income for federal income tax purposes, is one of the group of “covered employees,” within the meaning of Code Section 162(m), with respect to the Company.

2.16 “Current Grant” has the meaning set forth in Section 6.5(d).

2.17 “Deferred Compensation Award” means an Award that could be subject to liability under Code Section 409A and does not qualify for an exemption from Code Section 409A coverage.

2.18 “Deferred Stock” means a right, granted as an Award under Section 10, to receive payment in the form of Shares (or measured by the value of Shares) at the end of a specified deferral period (or without any deferral period).

2.19 “Disability” means a mental or physical illness that entitles the Grantee to receive benefits under the long-term disability plan of an Employer, or if the Grantee is not covered by such a plan or the Grantee is not an employee of an Employer, a mental or physical illness that renders a Grantee totally and permanently incapable of performing the Grantee’s duties for the Company or a Subsidiary. Notwithstanding the foregoing, (a) a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a felony criminal offense; and (b) with respect to any Deferred Compensation Award, Disability shall mean a Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

2.20 “Disqualifying Disposition” has the meaning set forth in Section 6.5(f).

2.21 “Dividend Equivalent” means any right to receive payments equal to dividends or property, if and when paid or distributed, on Shares or Restricted Stock Units.

2.22 “Effective Date” has the meaning set forth in Section 1.1.

2.23 “Eligible Person” means any employee of an Employer, non-employee director of the Company or consultant engaged by an Employer.

2.24 “Employer” means the Company or any Subsidiary.

2.25 “Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successors thereto, and the rules and regulations promulgated thereunder, all as shall be amended from time to time.

2.26 “Exercise Date” means the date the holder of an Award that is subject to exercise delivers notice of such exercise to the Company, accompanied by such payment, attestations, representations and warranties or other documentation as required hereunder, under the applicable Award Agreement or as the Committee may otherwise specify.

2.27 “Fair Market Value” means, as of any applicable date, (a) the closing sales price for one Share on such date as reported on the NASDAQ Global Select Market or, if the foregoing does not apply, on such other market system or stock exchange on which the Company’s Common Stock is then listed or admitted to trading, or on the last previous day on which a sale was reported if no sale of a Share was reported on such date, or (b) if the foregoing subsection (a) does not apply, the fair market value of a Share as reasonably determined in good faith by the Board in accordance with Code Section 409A. For purposes of clause (b) of the preceding sentence, the determination of such Fair Market Value by the Board will be made no less frequently than every twelve (12) months and will either (x) use one of the safe harbor methodologies permitted under Treasury Regulation Section 1.409-1(b)(5)(iv)(B)(2) (or such other similar regulation provision as may be provided) or (y) include, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash flows of the Company, the market value of stock or other equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through objective means (such as through trading prices or an established securities market or an amount paid in an arms’ length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the Company, its stockholders or its creditors.

2.28 “FICA” has the meaning set forth in Section 16.1(a).

2.29 “Grant Date” means the date on which an Award is granted, which date may be specified in advance by the Committee.

2.30 “Grantee” means an Eligible Person who has been granted an Award.

2.31 “Immediate Family” has the meaning set forth in Section 5.4(c).

2.32 “Incentive Opportunity” means a Grantee’s threshold, target and maximum Incentive Opportunity for a Year; provided that such Incentive Opportunity shall be either (a) to the extent that the Grantee has entered into an employment agreement with the Company, the threshold, target and maximum incentive payment levels, if any, specified in the employment agreement for such Year based on the Grantee’s base salary in effect on the first day of such Year, or (b) if there is no employment agreement in effect between the Company and the Grantee as of the first day of such Year or if the employment agreement does not specify such incentive payment levels, the percentage of such Grantee’s base salary in effect on the first day of such Year (or such later date as such person is designated as a Grantee) as determined by the Committee in its sole discretion within the first ninety (90) days of such Year (or before such later date as such person is designated as a Grantee). With respect to any Grantee whose Cash Incentive Award is not intended to be subject to the Performance-Based Exception, such Grantee’s Incentive Opportunity may be changed during a Year to reflect changes in compensation or duties during such Year. It is expected that the Cash Incentive Award of such Grantee will be prorated based on the portion of the Year that each level Incentive Opportunity was in effect with respect to such Grantee.

2.33 “Incentive Stock Option” means an Option granted under Section 6 that is intended to meet the requirements of Code Section 422.

2.34 “including” or “includes” means “including, but not limited to,” or “includes, but is not limited to,” respectively.

2.35 “Non-Qualified Stock Option” means an Option granted under Section 6 that is not intended to be an Incentive Stock Option.

2.36 “Notice” has the meaning set forth in Section 6.6(a).

2.37 “Other Plans” has the meaning set forth in Section 6.5(d)

2.38 “Option” means an Incentive Stock Option or Non-Qualified Stock Option.

2.39 “Option Price” means the price at which a Share may be purchased by a Grantee pursuant to an Option.

2.40 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) contained in Code Section 162(m)(4)(C) (including, to the extent applicable, the special provision for options thereunder).

2.41 “Performance Goal” means the objective or subjective criteria determined by the Committee, the degree of attainment of which will affect (a) in the case of an Award other than a Cash Incentive Award, the amount of the Award the Grantee is entitled to receive or retain, and (b) in the case of a Cash Incentive Award, the portion of the individual’s Incentive Opportunity potentially payable as a Cash Incentive Award. Performance Goals may contain threshold, target and maximum levels of achievement and, to the extent the Committee intends an Award (including a Cash Incentive Award) to comply with the Performance-Based Exception, the Performance Goals shall be objective and shall be chosen from among the Performance Measures.

2.42 “Performance Measures” has the meaning set forth in Section 4.4(a).

2.43 “Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.44 “Performance Unit” means any grant pursuant to Section 11 of (a) an incentive award consisting of cash or other property (including, but not limited to Common Stock) the amount or value of which, and/or the entitlement to which, is conditioned upon the attainment of any performance goals specified by the Committee, or (b) a unit valued by reference to a designated amount of property other than Shares.

2.45 “Permitted Transferee” has the meaning set forth in Section 5.4(c).

2.46 “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.47 “Plan” has the meaning set forth in Section 1.1, and also includes any appendices hereto.

2.48 “Prior Plans” means any plan or program of the Company pursuant to which equity-based awards have been granted, specifically including, but not limited to, the Long-Term Equity Incentive Plan (2001), the 2004 Long-Term Equity Incentive Plan and the 2011 Plan.

2.49 “Restricted Stock” means any Share issued as an Award under the Plan that is subject to Restrictions.

2.50 “Restricted Stock Unit” or “RSU” means the right granted as an Award under the Plan to receive a Share, conditioned on the satisfaction of Restrictions imposed by the Committee, which Restrictions may be time-based, performance-based or based upon the occurrence of one or more events or conditions.

2.51 “Restrictions” means any restriction on a Grantee’s free enjoyment of the Shares or other rights underlying Awards, including (a) that the Grantee or other holder may not sell, transfer, pledge, or assign a Share or right, and (b) such other restrictions as the Committee may impose in the Award Agreement (including any restriction on the right to vote such Share and the right to receive any dividends). Restrictions may be based upon the passage of time or the satisfaction of performance criteria or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify. Except as otherwise set forth in the Plan or an Award Agreement, Awards subject to a Restriction shall be forfeited if the Restriction does not lapse prior to such date or the occurrence of such event or the satisfaction of such other criteria as the Committee shall determine.

2.52 “Retirement” means, unless otherwise set forth in the applicable Award Agreement, a Termination of Service, other than for Cause, death or Disability, on or after reaching age 60 with ten (10) years of service with an Employer.

2.53 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.54 “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.55 “Section 16 Non-Employee Director” means a member of the Board who satisfies the requirements to qualify as a “non-employee director” under Rule 16b-3.

2.56 “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.57 “Settlement Date” means the payment date for Restricted Stock Units or Deferred Stock, as set forth in Section 9.5 or 10.4(c), as applicable.

2.58 “Share” means a share of the Common Stock.

2.59 “Stock Appreciation Right” or “SAR” means a right granted as an Award under the Plan to receive, as of the date specified in the Award Agreement, an amount equal to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (a) the Fair Market Value of one Share on the Exercise Date over (b) the Strike Price.

2.60 “Strike Price” means the per Share price used as the baseline measure for the value of an SAR, as specified in the applicable Award Agreement.

2.61 “Subsidiary” means any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as a single employer with the Company under Sections 414(b) and 414(c) of the Code if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulation Section 1.414(c)-2.

2.62 “Subsidiary Corporation” has the meaning set forth in Section 6.5.

2.63 “Substitute Award” has the meaning set forth in Section 5.6.

2.64 “Tax Date” has the meaning set forth in Section 16.1(a).

2.65 “Term” means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled.

2.66 “Termination of Service” occurs (a) on the first day on which an individual is for any reason no longer providing services to an Employer in the capacity of an employee, director or consultant or (b) with respect to an individual who is an employee or consultant to a Subsidiary, the first day on which such entity ceases to be a Subsidiary of the Company and such individual is no longer providing services to the Company or another Subsidiary; provided that the Committee shall have the discretion to determine when a Grantee, who terminates services as an employee, but continues to provide services in the capacity of a consultant immediately following such termination, has incurred a Termination of Service. Notwithstanding the foregoing, in the case of a Deferred Compensation Award, a Termination of Service shall only occur at the time of the Grantee’s “separation from service” with the Company within the meaning of Code Section 409A or as otherwise set forth in an Award Agreement or deferral election form pursuant to the Plan.

2.67 “Total Payments” has the meaning set forth in Section 17.7.

2.68 “Unrestricted Stock” has the meaning set forth in Section 8.4.

2.69 “Year” means a calendar year.

2.70 “10% Owner” has the meaning set forth in Section 6.5(b).

2.71 “$100,000 Limitation” has the meaning set forth in Section 6.5(d).

2.72 “2011 Plan” means the Company’s 2011 Long-Term Equity Incentive Plan.

Section 3.

Administration

3.1 Committee.

(a) Subject to Section 3.2, the Plan shall be administered by the Compensation Committee of the Board unless otherwise determined (generally or in specific circumstances) by the Board (the “Committee”). The members of the Committee shall be appointed by the Board from time to time and may be removed by the Board from time to time. To the extent the Board considers it desirable to comply with Rule 16b-3 or meet the Performance-Based Exception, the Committee shall consist of two or more directors of the Company, all of whom qualify as “outside directors” within the meaning of Code Section 162(m) and Section 16 Non-Employee Directors. The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case if and to the extent the Board deems it appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 and the Performance-Based Exception as then in effect.

(b) Subject to Section 4.4(c), the Committee may delegate, to the fullest extent permitted by Delaware General Corporation Law, other federal or state law or regulation, or any stock exchange or automated quotation system on which the Shares may then be listed or quoted, to the Chief Executive Officer, Chief Financial Officer or Chief Human Resources Officer of

the Company any or all of the authority of the Committee with respect to the grant of Awards to Grantees, other than Grantees who are executive officers, or are (or are expected to be) Covered Employees and/or are Section 16 Persons at the time any such delegated authority is exercised. In addition, with respect to plan administration issues (and not with respect to issues directly related to Awards), to the fullest extent permitted by Delaware General Corporation Law, other federal or state law or regulation, or any stock exchange or automated quotation system on which the Shares may then be listed or quoted, the Committee may delegate to the Company or any officer thereof any or all of the authority of the Committee. When the authority of the Committee has been properly delegated pursuant to this Section 3.1(b), reference to the “Committee” herein shall be deemed to be references to such delegate (except where the context clearly indicates otherwise).

3.2 Powers of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority and sole discretion as follows:

(a) to determine when, to whom (i.e., what Eligible Persons) and in what types and amounts Awards should be granted;

(b) to grant Awards to Eligible Persons in any number, and to determine the terms and conditions applicable to each Award (including conditions intended to comply with Code Section 409A, the number of Shares or the amount of cash or other property to which an Award will relate, any Option Price or Strike Price, grant price or purchase price, any limitation or Restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture restrictions, restrictive covenants, restrictions on exercisability or transferability, any performance goals, including those relating to the Company and/or a Subsidiary and/or any division thereof and/or an individual, and/or vesting based on the passage of time, based in each case on such considerations as the Committee shall determine);

(c) to determine the benefit (including any Incentive Opportunity) payable under any Award and to determine whether any performance or vesting conditions, including Performance Measures or Performance Goals, have been satisfied;

(d) to determine whether or not specific Awards shall be granted in connection with other specific Awards;

(e) to determine the Term, as applicable;

(f) to determine the amount, if any, that a Grantee shall pay for Restricted Stock or Deferred Stock, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, when Restricted Stock (including Restricted Stock acquired upon the exercise of an Option) shall be forfeited and whether such Shares shall be held in escrow or other custodial arrangement;

(g) to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered (each in accordance with the terms and requirements of the Plan) or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time or to extend the period subsequent to the Termination of Service within which an Award may be exercised;

(h) to determine with respect to Awards granted to Eligible Persons, whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or, if and to the extent specified in the Award Agreement, automatically or at the election of the Committee (for purposes of limiting loss of deductions pursuant to Code Section 162(m) or otherwise) and to provide for the payment of interest or other rate of return determined with reference to a predetermined actual investment or independently set interest rate, or with respect to other bases permitted under Code Sections 162(m), 409A or otherwise, for the period between the date of exercise and the date of payment or settlement of the Award;

(i) to make such adjustments or modifications to Awards to Grantees who are working outside the United States as are advisable to fulfill the purposes of the Plan or to comply with applicable local law and to establish sub-plans for an Eligible Person outside the United States with such provisions as are consistent with the Plan as may be suitable in other jurisdictions;

(j) to determine whether a Grantee has a Disability or a Retirement;

(k) to determine whether and under what circumstances a Grantee has incurred a Termination of Service (e.g., whether Termination of Service was for Cause);

(l) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(m) without the consent of the Grantee, to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Section 4.2) affecting an Employer or the financial statements of an Employer, or in response to changes in applicable laws, regulations or accounting principles; provided that in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee desires to have the Performance-Based Exception apply;

(n) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(o) to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Grantee (except as provided in this Section 3.2(o) and Sections 5.5 and 15.2), to amend any such Award Agreement at any time; provided that the consent of the Grantee shall not be required for any amendment (i) which does not materially and adversely affect the rights of the Grantee, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new applicable law or regulation or change in an existing applicable law or regulation or interpretation thereof, (iii) to the extent the Award Agreement specifically permits amendment without consent, or (iv) that constitutes the determination of a Deferred Compensation Award, but only to the extent such termination is intended to satisfy the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix);

(p) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee, and including requiring the Grantee to enter into restrictive covenants;

(q) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan; and

(r) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations, including factual determinations, as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Subsidiaries, any Grantee, any Eligible Person, any Person claiming any rights under the Plan from or through any Grantee, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

All determinations of the Committee shall be made by a majority of its members; provided that any determination affecting any Awards made or to be made to a member of the Committee may, at the Board’s election, be made by the Board.

Section 4.

Shares Subject to the Plan and Adjustments

4.1 Number of Shares Available for Grants.

(a) Subject to Sections 4.1(b) and 4.1(c), and subject to adjustment as provided in Section 4.2, the maximum number of Shares that will be available for issuance under the Plan will be equal to 18,000,000, plus any Shares that become available under any of the Prior Plans due to a forfeiture or other termination of awards thereunder (whether for a failure to vest, a failure to exercise prior to expiration or otherwise) after December 31, 2014, but reduced by the number of Shares underlying, or otherwise delivered pursuant to, awards granted under the 2011 Plan on or after March 12, 2015. For purposes of this Section 4.1(a), (i) each Share underlying an Option or SAR shall reduce the number of Shares remaining available for delivery under the Plan by one (1) Share (provided that an SAR that, by its terms, from and after the Grant Date thereof, is payable only in cash shall not reduce the number of remaining available Shares); and (ii) each Share underlying, or otherwise delivered pursuant to, an Award (other than Shares underlying, or otherwise delivered pursuant to, an Award that reduced the number of remaining available Shares pursuant to clause (i) of this sentence) shall reduce the remaining available Shares by two (2) Shares. If all or a portion of an Award is forfeited or otherwise terminates without the delivery of Shares (or Shares are returned to the Company in connection with such forfeiture or termination), the Shares underlying such Award (or portion thereof), or the Shares forfeited in connection with such Award (or portion thereof), shall again be considered remaining available Shares for purposes of the Plan and shall increase the number of remaining available Shares by (A) one (1) Share, in the case of Options and SARs, and (B) two (2) Shares in the case of all other Awards. For the avoidance of doubt, the following Shares shall not again be considered available Shares hereunder: (I) Shares withheld to pay the Option Price of an Option; (II) Shares not issued in connection with a stock-settled SAR; (III) Shares purchased on the open market with Option proceeds, and (IV) Shares used to satisfy tax withholding obligations. The number of Shares that may be issued under the Plan shall not be affected by (x) the payment in cash of dividends or Dividend Equivalents in connection with outstanding Awards; or (y) any Shares underlying or otherwise required to satisfy Substitute Awards.

(b) Except as provided in Section 4.1(a), if any Award is settled in cash, the Shares subject to such Award that are not delivered shall again be considered available Shares for purposes of the Plan. If a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan. Awards using such available shares shall not be made after the date awards could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees of the Company or any Subsidiary or Non-Employee Directors prior to such acquisition or combination.

(c) The Committee shall from time to time determine the appropriate methodology for calculating the number of Shares that have been delivered pursuant to the Plan. Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

4.2 Adjustments in Authorized Shares and Awards. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718, Compensation – Stock Compensation (or any successor thereto)) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Incentive Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 4.2 in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

4.3 Compliance With Code Section 162(m) and Other Limits.

(a) Section 162(m) Compliance. To the extent the Committee determines that compliance with the Performance-Based Exception is desirable with respect to an Award, Sections 4.3 and 4.4 shall apply. In the event that changes are made to Code Section 162(m) to permit flexibility with respect to any Awards available under the Plan, the Committee may, subject to this Section 4.3, make any adjustments to such Awards as it deems appropriate.

(b) Annual Individual Limitations. No Grantee may be granted Awards for Options, or SARs with respect to a number of Shares in any one (1) calendar year exceeding 1,000,000 Shares, any of all of which may be Incentive Stock Options. No Grantee may be granted Awards for Restricted Stock, Deferred Stock, Restricted Stock Units or Performance Units (or any other Award other than Options or SARs which is determined by reference to the value of Shares or appreciation in the value of Shares) with respect to a number of Shares in any one (1) calendar year exceeding 1,000,000 Shares, but such limit shall only apply to the extent such Awards are intended to satisfy the Performance-Based Exception. If an Award denominated in Shares is cancelled, to the extent such Award was either (i) an Option or SAR, or (ii) was otherwise intended to satisfy the Performance-Based Exception, the Shares subject to the cancelled Award continue to count against the maximum number of Shares which may be granted to a Grantee in any calendar year. All Shares specified in this Section 4.3(b) shall be adjusted to the extent necessary to reflect adjustments to Shares required by Section 4.2. During any Year, no Grantee may be granted cash Awards that are intended to satisfy the Performance-Based Exception and have a Performance Period with a duration of up to one year, that have an aggregate maximum payout which could exceed $5,000,000.00. During any Year, no Grantee may be granted cash Awards that are intended to satisfy the Performance-Based Exception and have a Performance Period with a duration of longer than one Year, that have an aggregate maximum payout which could exceed $15,000,000.00. For the avoidance of doubt, the annual limits set forth in the preceding two (2) sentences are separate and distinct limits. During any Year, no Grantee who is a member of the Board and is not otherwise employed by the Company may be granted Awards with an aggregate grant date value (calculated by multiplying the Fair Market Value of a Share on the Grant Date by the aggregate number of Shares subject to such Award) that exceeds $500,000.

(c) Designation of Recipients. The Committee shall designate the individuals eligible to be granted Awards intended to satisfy the Performance-Based Exception. For Awards with a Performance Period based on a Year, or a period lasting longer than a year, such designation shall occur within the first ninety (90) days of such Year or Performance Period, as applicable. For Awards with a Performance Period lasting less than a year, such designation shall occur on or prior to the date that is no later than twenty-five percent (25%) through the duration of the relevant Performance Period. The opportunity to be granted an Award intended to satisfy the Performance-Based Exception shall be evidenced by an Award Agreement in such form as the Committee may approve.

(d) Establishment of Performance Goals. With respect to Awards intended to satisfy the Performance-Based Exception, the Committee shall establish Performance Goals for the applicable Performance Period (which may be the same or different for some or all Eligible Persons) and may establish the threshold, target and/or maximum Incentive Opportunity or vesting provisions for each Grantee for the attainment of specified threshold, target and/or maximum Performance Goals. Performance Goals, Incentive Opportunities and vesting provisions shall be set forth in the applicable Award Agreement, and may be weighted for different factors and measures as the Committee shall determine.

(e) Committee Certification. Prior to payment of cash or delivery of Shares in connection with any Award that is intended to satisfy the Performance-Based Exception, the Committee shall determine and certify in writing the degree of attainment of Performance Goals. The Committee reserves the discretion to reduce (but not below zero) the amount of an individual’s payment or Share entitlement below the amount that might otherwise be due based on the degree of attainment of Performance Goals. The determination of the Committee to reduce (or not pay) an individual shall not affect the maximum amount payable to any other individual. No amount shall be payable in respect of an Award intended to qualify for the Performance-Based Exception unless at least the established threshold Performance Goal (if any) is attained.

4.4 Performance Based Exception Under Section 162(m).

(a) Performance Measures. Subject to Section 4.4(d), unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general Performance Measures set forth in this Section 4.4(a), for Awards (other than Options and SARs) designed to qualify for the Performance-Based Exception, the objective performance criteria shall be based upon one or more of the following (each a “Performance Measure”):

(i) Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-Share basis);

(ii) Earnings (either in the aggregate or on a per-Share basis);

(iii) Net income or loss (either in the aggregate or on a per-Share basis);

(iv) Operating profit;

(v) Cash flow (either in the aggregate or on a per-Share basis);

(vi) Free cash flow (either in the aggregate on a per-Share basis);

(vii) Costs;

(viii) Gross revenues;

(ix) Reductions in expense levels;

(x) Operating and maintenance cost management and employee productivity;

(xi) Share price or total shareholder return (including growth measures and total shareholder return (on an absolute or relative basis) or attainment by the Shares of a specified value for a specified period of time);

(xii) Net economic value;

(xiii) Economic value added;

(xiv) Aggregate product unit and pricing targets;

(xv) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, return on assets, return on mining assets, return on equity, return on capital, return on investment, production volume levels, cost targets, cost per ton targets, attainment of safety-related goals, and goals relating to acquisitions or divestitures;

(xvi) Debt ratings, debt leverage and debt service;

provided that applicable Performance Measures may be applied on a pre- or post-tax basis; and provided further that the Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other Awards, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

(b) Flexibility in Setting Performance Measures. For Awards intended to comply with the Performance-Based Exception, the Committee shall set the Performance Measures within the time period prescribed by Section 162(m) of the Code. The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division or function within the Company or any one or more Subsidiaries or the Company as a whole; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

(c) Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided that Awards which are designed to qualify for the Performance-Based Exception may not (unless the Committee determines to amend the Award so that it no longer qualified for the Performance-Based Exception) be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward). The Committee may not, unless the Committee determines to amend the Award so that it no longer qualifies for the Performance-Based Exception, delegate any responsibility with respect to Awards intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

(d) Changes to Performance Measures. In the event that applicable laws, rules or regulations change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, and still qualify for the Performance-Based Exception, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

Section 5.

Eligibility and General Conditions of Awards

5.1 Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award.

5.2 Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

5.3 General Terms and Termination of Service. Unless otherwise set forth in Section 5.3(a) or 5.3(b) hereof, or otherwise determined by the Committee pursuant to Section 5.3(d) hereof, no portion of any Option or SAR granted hereunder shall vest less than one (1) year following the Grant Date of such Award. Except as provided in this Section 5.3 or in the applicable Award Agreement, at the time of a Termination of Service, all Options or SARs that have not been exercised, or any other Awards that remain subject to Restrictions or which are not otherwise vested or exercisable shall be cancelled and forfeited to the Company. Any Restricted Stock that is forfeited by the Grantee upon Termination of Service shall be reacquired by the Company, and the Grantee shall sign any document and take any other action required to assign such Shares back to the Company.

(a) Options and SARs. Except as otherwise provided in an Award Agreement:

(i) If the Grantee incurs a Termination of Service due to his or her death or Disability, the Options or SARs held by such Grantee shall become fully vested and exercisable at the time of such Termination of Service, and such Options or SARs shall remain exercisable for a period of one (1) year from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs held by such Grantee (or the applicable Beneficiary) are not exercised at the end of such one (1) year period, such Options or SARs shall be immediately cancelled and forfeited to the Company. To the extent any Options held by such Grantee are intended to be Incentive Stock Options, such Options will cease to be treated as Incentive Stock Options unless exercise occurs within twelve (12) months of the Grantee’s Termination of Service.

(ii) If the Grantee incurs a Termination of Service by an Employer without Cause, the Options and SARs held by such Grantee may thereafter be exercised to the extent they were vested and exercisable at the time of such Termination of Service, for a period of ninety (90) days from the date of such Termination of Service (but not beyond the original Term). To the extent such Options or SARs are not exercised at the end of such ninety (90) day period, the Options or SARs held by such Grantee shall be immediately cancelled and forfeited to the Company. To the extent the Options and SARs held by such Grantee are not vested and exercisable at the date of such Termination of Service, they shall be immediately cancelled and forfeited to the Company. To the extent any Options held by such Grantee are intended to be Incentive Stock Options, such Options will cease to be treated as Incentive Stock Options unless exercise occurs within three (3) months of the Grantee’s Termination of Service.

(iii) If the Grantee incurs a Termination of Service for Cause or which is voluntary on the part of the Grantee (and not due to his or her death or Disability), all Options and SARs held by such Grantee (whether or not previously vested) shall be immediately canceled and forfeited to the Company.

(b) Other Awards. Except as otherwise provided in an Award Agreement:

(i) If Termination of Service occurs by reason of the Grantee’s death or Disability, such Grantee’s Awards other than Options or SARs shall become immediately vested and no longer subject to the applicable Restrictions. To the extent such Awards are based on performance, the vesting described in the preceding sentence shall occur based on target performance.

(ii) If Termination of Service occurs for any reason other than the Grantee’s death or Disability while the Grantee’s Restricted Stock is subject to a Restriction(s), all of such Grantee’s Restricted Stock that is unvested or still subject to Restrictions shall be forfeited to the Company by the Grantee.

(c) Dividend Equivalents. If Dividend Equivalents have been credited with respect to any Award and such Award (in whole or in part) is forfeited, all Dividend Equivalents issued in connection with such forfeited Award (or portion of an Award) shall also be forfeited to the Company.

(d) Waiver by Committee. Notwithstanding the foregoing provisions of this Section 5.3, the Committee may in its sole discretion as to all or part of any Award as to any Grantee, at the time the Award is granted or thereafter, (i) determine that some or all Awards held by such Grantee shall become exercisable or vested during employment or service or upon a Termination of Service, (ii) determine that some or all Awards held by such Grantee shall continue to become exercisable or vested in full or in installments after Termination of Service, (iii) extend the period for exercise of some or all Options or SARs held by such Grantee following Termination of Service (but not beyond the original Term), or (iv) provide that any Award shall in whole or in part not be forfeited upon such Termination of Service. Notwithstanding the preceding sentence, the Committee shall not have the authority under this Section 5.3(d) to (A) take any action with respect to an Award to the extent that such action would cause an Award that is not intended to be deferred compensation subject to Code Section 409A to be subject thereto (or if such Awards are already subject to Code Section 409A, so as not to give rise to liability under Code Section 409A), or (B) accelerate or vest any stock-based Awards granted hereunder except for accelerations or vestings that (x) occur in connection with a Change in Control and otherwise comply with the requirements of Section 13 hereof, (y) occur, with a respect to any Grantee, in connection with the death or Disability of such Grantee, or (z) exclusive of the accelerations, vesting and waivers permitted pursuant to the foregoing clauses (x) and (y), do not, in the aggregate affect Awards that relate to in excess of five percent (5%) of the aggregate Shares available under the Plan pursuant to Section 4.1 (as adjusted pursuant to Section 4.2.

5.4 Nontransferability of Awards.

(a) Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.

(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee other than by will or by the laws of descent and distribution (or, in the case of Restricted Stock, to the Company), and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable; provided that the designation of a Beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of this Section 5.4(b). If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a Beneficiary or Beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, Beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to the provisions of the Plan and any applicable Award Agreement (except to the extent the Plan and Award Agreement otherwise provide with respect to such persons) and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(c) Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Agreement, Non-Qualified Stock Options may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership, limited liability company, corporation or and similar entity of which all of the partners, members or stockholders are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, former spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships. Such Award may be exercised by such Permitted Transferee in accordance with the terms of such Award. In all cases, when an Option has been transferred to a Permitted Transferee pursuant to this Section 5.4(c), such Permitted Transferee shall be subject to all terms of the Plan and the relevant Award Agreement as if such Permitted Transferee was the Grantee (provided that satisfaction of vesting criteria and forfeiture provisions will still be based on the employment and performance of the Grantee).

(d) Nothing herein shall be construed as requiring the Committee to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.

5.5 Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised or unsettled Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan, or is otherwise in violation of any restrictive covenant or other agreement with an Employer.

5.6 Substitute Awards. The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Substitute Awards under the Plan. For purposes of this Section 5.6, “Substitute Award” means an Award granted under the Plan in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current and former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger, consolidation or combination of the employing corporation or other entity (the “Acquired Entity”) with the Company or a Subsidiary, or the acquisition by the Company or a Subsidiary of property or stock of the Acquired Entity immediately prior to such merger, consolidation, acquisition or combination in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value.

5.7 Exercise by Non-Grantee. If any Award is exercised as permitted by the Plan by any Person other than the Grantee, the exercise notice shall be accompanied by such documentation as may reasonably be required by the Committee, including, without limitation, evidence of authority of such Person or Persons to exercise the Award and, if the Committee so specifies, evidence satisfactory to the Company that any estate or related taxes payable with respect to such Shares have been paid or provided for.

5.8 No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

5.9 Shares and Awards Subject to Applicable Policies. Awards granted pursuant to the Plan, and all Shares related to such Awards, shall be subject to all applicable policies and guidelines of the Company that relate to (a) share ownership requirements, or (b) recovery of compensation (i.e., clawbacks).

Section 6.

Stock Options

6.1 Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement in such form as the Committee may approve that shall specify the Grant Date, the Option Price, the Term (not to exceed ten (10) years from its Grant Date), the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as the Committee shall determine. Notwithstanding the foregoing, the Term of any Option (other than Incentive Stock Options) granted hereunder shall be automatically extended if, absent the extension provided by this sentence, the Term of such Option would expire at a time when trading in Shares is prohibited by law or any applicable insider trading policy of the Company. Any Term extension pursuant to the preceding sentence shall last until thirty (30) days following the expiration of the trading prohibition described in the preceding sentence.

6.3 Option Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided that, except in the case of Substitute Awards, such purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Subject to the adjustment allowed in Section 4.2, neither the Committee nor the Board shall have the authority or discretion to change the Option Price of any outstanding Option. Without the approval of shareholders, neither the Committee nor the Board will amend or replace previously granted Options or SARs in a transaction that constitutes “repricing,” which for this purpose means any of the following or any action that has the same effect: (i) lowering the exercise price of an Option or SAR after it is granted; (ii) any other action that is treated as a repricing under generally accepted accounting principles; (iii) cancelling an Option or SAR at a time when its exercise prices exceeds the Fair Market Value of the underlying Stock, in exchange for another Option or SAR, Restricted Stock, other equity, cash or other property; provided that the foregoing transactions shall not be deemed a repricing if done pursuant to an adjustment authorized under Section 4.2 or in connection with a Change in Control.

6.4 Vesting. Subject to Section 5.3, each Option shall become vested and exercisable as specified in the applicable Award Agreement.

6.5 Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option shall:

(a) be granted only to an employee of the Company or a Subsidiary Corporation (as defined below);

(b) have an Option Price of not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “10% Owner”), have an Option Price not less than one hundred ten percent (110%) of the Fair Market Value of a Share on its Grant Date;

(c) have a Term of not more than ten (10) years (five (5) years if the Grantee is a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d) not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other equity incentive plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

(e) if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(f) require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”), within ten (10) days of such a Disqualifying Disposition;

(g) by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a Beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(h) if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsections (d) and (e) above, as an Option that is not an Incentive Stock Option.

For purposes of this Section 6.5, “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Notwithstanding the foregoing and Sections 3.2(o) or 15.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

6.6 Exercise and Payment.

(a) Except as may otherwise be provided by the Committee in an Award Agreement, Options shall be exercised by the delivery of a written notice (“Notice”) to the Company setting forth the number of Shares to be exercised, accompanied by full payment (including any applicable tax withholding) for the Shares made by any one or more of the following means on the Exercise Date (or such other date as may be permitted in writing by the Secretary of the Company):

(i) cash, personal check or wire transfer;

(ii) with the approval of the Committee, Shares valued at the Fair Market Value of a Share on the Exercise Date; or

(iii) subject to applicable law, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of applicable withholding taxes payable by Grantee by reason of such exercise.

(b) Subject to applicable law, the Company may loan a Grantee all or any portion of the amount payable by the Grantee to the Company upon exercise of the Option on such terms and conditions as the Committee may determine.

(c) If the Option is exercised as permitted by the Plan by any Person other than the Grantee, the Notice shall be accompanied by documentation as may reasonably be required by the Company, including, evidence of authority of such Person or Persons to exercise the Option.

(d) At the time a Grantee exercises an Option or to the extent provided by the Committee in the applicable Award Agreement, in lieu of accepting payment of the Option Price of the Option and delivering the number of Shares of Common Stock for which the Option is being exercised, the Committee may direct that the Company either (i) pay the Grantee a cash amount, or (ii) issue a lesser number of Shares of Common Stock, in any such case, having a Fair Market Value on the Exercise Date equal to the amount, if any, by which the aggregate Fair Market Value (or such other amount as may be specified in the applicable Award Agreement, in the case of an exercise occurring concurrent with a Change in Control) of the Shares of Common Stock as to which the Option is being exercised exceeds the aggregate Option Price for such Shares, based on such terms and conditions as the Committee shall establish.

6.7 No Dividend Equivalents. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.

Section 7.

Stock Appreciation Rights

7.1 Grant of SARs. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person on a standalone basis only (i.e., not in tandem with an Option). The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

7.2 Award Agreements. Each SAR shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee. Unless otherwise provided in the Award Agreement, no SAR grant shall have a Term of more than ten (10) years from the date of grant of the SAR. Notwithstanding the foregoing, the Term of any

SAR granted hereunder shall be automatically extended if, absent the extension provided by this sentence, the Term of such SAR would expire at a time when trading in Shares is prohibited by law or any applicable insider trading policy of the Company. Any Term extension pursuant to the preceding sentence shall last until thirty (30) days following the expiration of the trading prohibition described in the preceding sentence.

7.3 Strike Price. The Strike Price of an SAR shall be determined by the Committee in its sole discretion; provided that, except in the case of Substitute Awards, the Strike Price shall not be less than 100% of the Fair Market Value of a Share on the Grant Date of the SAR.

7.4 Vesting. Subject to Section 5.3, each SAR shall become vested and exercisable as specified in the applicable Award Agreement.

7.5 Exercise and Payment. Except as may otherwise be provided by the Committee in an Award Agreement, SARs shall be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised. No payment in respect of an SAR shall be made unless applicable tax withholding requirements have been satisfied in accordance with Section 16.1 or otherwise. Any payment by the Company in respect of an SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

7.6 Grant Limitations. The Committee may at any time impose any other limitations or Restrictions upon the exercise of SARs which it deems necessary or desirable in order to achieve desirable tax results for the Grantee or the Company.

7.7 No Dividend Equivalents. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an SAR.

Section 8.

Restricted Stock

8.1 Grant of Restricted Stock. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to any Eligible Person in such amounts as the Committee shall determine.

8.2 Award Agreement. Each grant of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Award, and such other provisions not inconsistent with the provisions of this Plan as the Committee shall determine. The Committee may impose such Restrictions on any Award of Restricted Stock as it deems appropriate, including time-based Restrictions, Restrictions based upon the achievement of specific performance goals, Restrictions based on the occurrence of a specified event, and/or Restrictions under applicable securities laws.

8.3 Consideration for Restricted Stock. The Committee shall determine the amount, if any, that a Grantee shall pay in exchange for receipt of an Award of Restricted Stock.

8.4 Vesting. Shares subject to a Restricted Stock Award shall become vested as specified in the applicable Award Agreement (thereafter being referred to as “Unrestricted Stock”). For purposes of calculating the number of Shares of Restricted Stock that become Unrestricted Stock as set forth above, Share amounts shall be rounded to the nearest whole Share amount.

8.5 Effect of Forfeiture. If Restricted Stock is forfeited, and if the Grantee was required to pay for such Shares or acquired such Restricted Stock upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Stock to the Company at a price equal to the lesser of (a) the amount paid by the Grantee for such Restricted Stock or the exercise price of the Option, as applicable, and (b) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical. Forfeited Shares of Restricted Stock shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Stock.

8.6 Escrow; Restrictions. Upon a grant of Shares of Restricted Stock, the Company, in its sole discretion, shall either (a) credit such Shares to the Grantee in a book entry on the records kept by the Company’s stockholder record keeper, or (b) cause to be issued certificates for such Shares. To the extent such Shares are credited pursuant to clause (a) of the preceding sentence, then any outstanding Shares shall be subject to Restrictions on transfer until, and to the extent, such Shares become Unrestricted Stock. To the extent certificates for such Shares are issued pursuant to clause (b) above, such certificates (i) shall be held in escrow by the Company until, and to the extent, such Shares shall become Unrestricted Stock, and (ii) shall bear an appropriate legend restricting the transfer of such Restricted Stock under the Plan. To the extent any such Shares fail to become Unrestricted Stock, the Company shall cancel any portion of the Shares forfeited by the Grantee. At the time when all or any portion of the Shares of Restricted Stock held by a Grantee hereunder become Unrestricted Stock, the Company shall release the Restrictions upon such Shares in the book entry records, or release the related certificates, together with any assets or securities held in escrow hereunder, from escrow, as applicable, in each case resulting in the release of any Shares that have become Unrestricted Stock.

8.7 Stockholder Rights in Restricted Stock. Restricted Stock, whether held by a Grantee or in escrow or other custodial arrangement by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Stock, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Shares of Restricted Stock. Except as provided in the applicable Award Agreement, dividends paid on Restricted Stock that is subject solely to time-based Restrictions shall be paid to the applicable Grantee at the time such dividends are paid to the Company’s other stockholders. To the extent provided in the applicable Award Agreement, dividends paid on Restricted Stock that is subject in whole or in part to Restrictions based on the attainment of Performance Goals shall not be paid to the Grantee when such dividends are paid to the Company’s other stockholders, but instead shall be subject to the same restrictions and other terms as apply to the Shares of Restricted Stock with respect to which such dividends are issued. To the extent set forth in an Award Agreement, the Committee may in its discretion provide for payment of interest on cash dividends the payment of which is delayed pursuant to the preceding sentence.

Section 9.

Restricted Stock Units

9.1 Grant of Restricted Stock Units. Subject to and consistent with the provisions of the Plan and applicable requirements of Sections 409A(2), (3) and (4) of the Code, the Committee, at any time and from time to time, may grant Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. A Grantee shall have no voting rights in Restricted Stock Units unless and until the Shares related thereto are issued to the Grantee.

9.2 Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan and Code Section 409A. The Committee may impose such Restrictions on Restricted Stock Units, including time-based Restrictions based on the achievement of specific performance goals, time-based Restrictions following the achievement of specific performance goals, Restrictions based on the occurrence of a specified event, and/or Restrictions under applicable securities laws.

9.3 Crediting Restricted Stock Units. The Company shall establish an account (“RSU Account”) on its books for each Eligible Person who receives a grant of Restricted Stock Units. Restricted Stock Units shall be credited to the Grantee’s RSU Account as of the Grant Date of such Restricted Stock Units. RSU Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.

9.4 Crediting of Dividend Equivalents. To the extent provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents may be credited to RSU Accounts on all Restricted Stock Units credited thereto as of the record date for such dividend or distribution, and shall be subject to the same vesting conditions as otherwise apply to the Restricted Stock Units to which such Dividend Equivalents relate. Any such Dividend Equivalents shall be credited to the RSU Account in the form of additional Restricted Stock Units in a number determined by applying the following formula: (A x B)/C); where “A” is equal to the value of the dividend declared per Share; “B” is equal to the number of RSUs subject to the relevant Award; and “C” is equal to the Fair Market Value of a Share on the date such dividend is paid.

9.5 Settlement of RSU Accounts. The Company shall settle an RSU Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Grantee’s RSU Account (or a specified portion in the event of any partial settlement); provided that any fractional Shares underlying Restricted Stock Units remaining in the RSU Account on the Settlement Date shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Restricted Stock Unit. Unless otherwise provided in an Award Agreement, the Settlement Date for all Restricted Stock Units credited to a Grantee’s RSU Account shall be the as soon as administratively practical following when Restrictions applicable to an Award of Restricted Stock Units have lapsed, but in no event shall such Settlement Date be later than March 15 of the calendar year following the calendar year in which the Restrictions applicable to an Award of Restricted Stock Units have lapsed. Unless otherwise provided in an Award Agreement, in the event of a Grantee’s Termination of Service prior to the lapse of such Restrictions, such Grantee’s Restricted Stock Units shall be immediately cancelled and forfeited to the Company.

Section 10.

Deferred Stock

10.1 Grant of Deferred Stock. Subject to and consistent with the provisions of the Plan and applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, the Committee, at any time and from time to time, may grant Deferred Stock (which may also be granted in the form of Deferred Stock units) to any Eligible Person in such number, and upon such terms, as the Committee, at any time and from time to time, shall determine (including, to the extent allowed by the Committee, grants at the election of a Grantee to convert Shares to be acquired upon lapse of restrictions on Restricted Stock or Restricted Stock Units into such Deferred Stock). A Grantee shall have no voting rights in Deferred Stock.

10.2 Award Agreement. Each grant of Deferred Stock shall be evidenced by an Award Agreement that shall specify the number of Shares underlying the Deferred Stock subject to an Award, the Settlement Date such Shares of Deferred Stock shall be settled and such other provisions as the Committee shall determine that are in accordance with the Plan and Code Section 409A.

10.3 Deferred Stock Elections.

(a) Making of Deferral Elections. If and to the extent permitted by the Committee, an Eligible Person may elect (a “Deferral Election”) at such times and in accordance with rules and procedures adopted by the Committee (which shall comport with Code Section 409A), to receive all or any portion of his salary, and/or incentive payment (including any cash or Share Award, other than Options or SARs) either in the form of a number of shares of Deferred Stock equal to the quotient of the amount of salary and/or incentive payment or other permissible Award to be paid in the form of Deferred Stock divided by the Fair Market Value of a Share on the date such salary, incentive payment or other such Award would otherwise be paid in cash or distributed in Shares or pursuant to such other terms and conditions as the Committee may determine. The Grant Date for an Award of Deferred Stock made pursuant to a Deferral Election shall be the date the deferrable amount subject to a Deferral Election would otherwise have been paid to the Grantee in cash or Shares.

(b) Timing of Deferral Elections. An initial Deferral Election must be filed with the Secretary of the Company no later than (i) December 31 of the year preceding the calendar year in which the amounts subject to the Deferral Election would otherwise be earned, or (ii) only in the first year of eligibility for participation in the Plan, within thirty (30) days of first becoming eligible for such Plan participation, subject in each case to such restrictions and advance filing requirements as the Company may impose. A Deferral Election shall be irrevocable as of the applicable filing deadline unless the Company has specified an earlier time at which it will be irrevocable. Each Deferral Election shall remain in effect with respect to subsequently earned amounts unless the Eligible Person revokes or changes such Deferral Election. Any such revocation or change shall have prospective application only and must be made at a time at which the Deferral Election is permitted.

(c) Subsequent Deferral Elections. A Deferral Election (other than an initial Deferral Election) made with respect to a Deferred Compensation Award must meet the timing requirements for a subsequent deferral election as specified in Treasury Regulation § 1.409A-2(b).

10.4 Deferral Account.

(a) Establishment of Deferral Accounts. The Company shall establish an account (“Deferral Account”) on its books for each Eligible Person who receives a grant of Deferred Stock or makes a Deferral Election. Deferred Stock shall be credited to the

Grantee’s Deferral Account as of the Grant Date of such Deferred Stock. Deferral Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Deferral Accounts. The obligation to make distributions of securities or other amounts credited to Deferral Accounts shall be an unfunded, unsecured obligation of the Company.

(b) Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to Deferral Accounts on all Deferred Stock credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the Deferral Account in the form of additional Deferred Stock in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution, and shall be subject to the same vesting conditions as otherwise apply to the Deferred Stock to which such Dividend Equivalents relate.

(c) Settlement of Deferral Accounts. The Company shall settle a Deferral Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary or estate, as applicable) a number of Shares equal to the whole number of Shares of Deferred Stock then credited to the Grantee’s Deferral Account (or a specified portion in the event of any partial settlement); provided that any fractional Shares of Deferred Stock remaining in the Deferral Account on the Settlement Date shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Share. The Settlement Date for all Deferred Stock credited in a Grantee’s Deferral Account shall be determined in accordance with Code Section 409A and shall be specified in the applicable Award Agreement or Deferral Election. The Settlement Date for Deferred Stock, as may be permitted by the Committee in its discretion and as specified in the Award Agreement or Deferral Election, is limited to one or more of the following events: (1) a specified date (as contemplated by applicable guidance under Code Section 409A), (2) a Change in Control (within the meaning of the definition that applies to Deferred Compensation Awards), (3) the Grantee’s “separation from service” as provided in Code Section 409A(2)(A)(i), (4) the Grantee’s death, (5) the Grantee’s Disability or (6) an “unforeseeable emergency” of the Grantee as provided in Code Section 409A(2)(A)(vi).

Section 11.

Performance Units

11.1 Grant of Performance Units. Subject to and consistent with the provisions of the Plan, Performance Units may be granted to any Eligible Person in such number and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Performance Units shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee.

11.2 Value/Performance Goals. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number or value of Performance Units that will be paid to the Grantee at the end of the Performance Period. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Except as provided an Award Agreement, (a) the performance goals for Awards of Performance Units shall be set by the Committee at threshold, target and maximum performance levels with the number or value of the Performance Units payable tied to the degree of attainment of the various performance levels during the Performance Period, (b) no payment shall be made with respect to a Performance Unit Award if the threshold performance level is not satisfied, and (c) if performance goals are attained between the threshold and target performance levels or between the target and maximum performance levels, the number or value of Performance Units under such Award shall be determined by linear interpolation, unless otherwise provided in an Award Agreement. With respect to Covered Employees and to the extent the Committee deems it appropriate to comply with Section 162(m) of the Code, all performance goals shall be based on objective Performance Measures satisfying the requirements for the Performance-Based Exception, and shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

11.3 Earning of Performance Units. Except as provided in Section 13 or in an Award Agreement, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to payment based on the level of achievement of performance goals set by the Committee and as described in Section 11.2. If the Performance Unit is intended to comply with the Performance-Based Exception, the Committee shall certify the level of achievement of the performance goals in writing before the Award is settled. At the discretion of the Committee, the Award Agreement may specify that an Award of Performance Units is payable in cash, Shares, Restricted Stock or Restricted Stock Units.

11.4 Adjustment on Change of Position. If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the performance goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the performance goals, or the Performance Period.

11.5 Dividend Rights. At the discretion of the Committee, a Grantee may be entitled to receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with grants of Performance Units which have been earned, but not yet delivered to the Grantee.

Section 12.

Cash Incentive Awards

12.1 Cash Incentive Awards. Subject to and consistent with the provisions of the Plan, Cash Incentive Awards may be granted to any Eligible Person in accordance with the provisions of this Section 12. The Committee shall designate the individuals eligible to be granted a Cash Incentive Award. In the case of a Cash Incentive Award intended to qualify for the Performance-Based Exception, such designation shall comply with the requirements of Section 4.3 hereof. The opportunity to be granted a Cash Incentive Award shall be evidenced by an Award Agreement or in such form as the Committee may approve, which shall specify the individual’s Incentive Opportunity, the Performance Goals, and such other terms not inconsistent with the Plan as the Committee shall determine.

12.2 Determination of Amount of Cash Incentive Awards.

(a) Aggregate Maximum. The Committee may establish guidelines as to the maximum amount of Cash Incentive Awards payable for any Year or Performance Period.

(b) Establishment of Performance Goals and Incentive Opportunities. The Committee shall establish Performance Goals for the Year or Performance Period (which, in either case, may be the same or different for some or all Eligible Persons) and may establish the threshold, target and/or maximum Incentive Opportunity for each Grantee for the attainment of specified threshold, target and/or maximum Performance Goals. In the case of a Cash Incentive Award intended to qualify for the Performance-Based Exception, such establishment shall comply with the requirements of Section 4.3 hereof. Performance Goals and Incentive Opportunities may be weighted for different factors and measures as the Committee shall determine.

(c) Committee Certification and Determination of Amount of Cash Incentive Award. Prior to any payment in respect thereof, the Committee shall determine and certify in writing the degree of attainment of Performance Goals. The Committee shall determine an individual’s maximum Cash Incentive Award based on the level of attainment of the Performance Goals (as certified by the Committee) and the individual’s Incentive Opportunity. The Committee reserves the discretion to reduce (but not below zero) the amount of an individual’s Cash Incentive Award below the maximum Cash Incentive Award. The determination of the Committee to reduce (or not pay) an individual’s Cash Incentive Award for a Year or Performance Period shall not affect the maximum Cash Incentive Award payable to any other individual. No Cash Incentive Award intended to qualify for the Performance-Based Exception shall be payable to an individual unless at least the established threshold Performance Goal (if any) is attained.

(d) Termination of Service. If a Grantee has a Termination of Service during the Year or Performance Period, as applicable, the Committee may, in its absolute discretion and under such rules as the Committee may from time to time prescribe, authorize the payment of a Cash Incentive Award to such Grantee in accordance with the foregoing provisions of this Section 12.2 and in the absence of such determination by the Committee the Grantee shall receive no Cash Incentive Award for such Year or Performance Period.

12.3 Time of Payment of Cash Incentive Awards. Cash Incentive Awards shall be paid as soon as administratively practicable after the Committee determines the amount of the Award payable under Section 12 but not later than two and one-half months after the end of the applicable Year or Performance Period.

12.4 Form of Payment of Cash Incentive Awards. An individual’s Cash Incentive Award shall be paid in cash, Shares, Restricted Stock, Options or any other form of an Award or any combination thereof as provided in the Award Agreement or in such form as the Committee may approve.

Section 13.

Change in Control

13.1 Acceleration of Vesting. Unless a more restrictive vesting provision is set forth in the applicable Award Agreement, upon the occurrence of (a) an event satisfying the definition of “Change in Control” with respect to a particular Award, and (b) during the two (2) year period immediately following such event, an involuntary Termination of Service of a Grantee who holds such Award either (i) by the Grantee for good reason (as may be defined in the applicable Award Agreement) or (ii) by an Employer for a reason other than Cause, then in any such case such Award shall become vested, all Restrictions shall lapse and all Performance Goals shall be deemed to be met at target levels, as applicable; provided that no payment of an Award shall be accelerated to the extent such payment would cause such Award to be subject to the adverse consequences described in Code Section 409A. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem desirable.

13.2 Special Treatment In the Event of a Change in Control. In order to maintain the Grantee’s rights with respect to an Award upon the occurrence of a Change in Control in which such award is assumed by the acquiring or surviving entity, the Committee shall either (a) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (b) cause any such Award to be substituted for new rights, by the acquiring or surviving entity after such Change in Control. In order to maintain the Grantee’s rights with respect to an Award upon the occurrence of a Change in Control in which such award is not to be assumed by the acquiring or surviving entity, the Committee shall cause such Award to be settled based on the price paid per Share as part of the transaction which constitutes the Change in Control.

Section 14.

Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards (other than Options and SARs), on such terms and conditions as the Committee shall determine in accordance with Code Section 409A. Dividend Equivalents in respect of the unvested portions of Awards whose vesting is subject to the achievement of specified Performance Goals will be subject to the same Restrictions as the underlying Awards to which such dividend equivalents relate. Unless otherwise provided in the Award Agreement or in Section 9 or 10 of the Plan, Dividend Equivalents shall be paid immediately when accrued and, in no event, later than March 15 of the calendar year following the calendar year in which such Dividend Equivalents accrue. Unless otherwise provided in the Award Agreement or in Section 9 or 10 of the Plan, if the Grantee incurs a Termination of Service prior to the date such Dividend Equivalents accrue, the Grantee’s right to such Dividend Equivalents shall be immediately forfeited.

Section 15.

Amendments and Termination

15.1 Amendment and Termination. Subject to Section 15.2, the Board may at any time amend, alter, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders; provided that (a) any amendment shall be subject to the approval of the Company’s stockholders if such approval is required by any federal or state law or regulation or any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (b) any Plan amendment or termination will not accelerate the timing of any payments that constitute deferred compensation under Code Section 409A unless such acceleration of payment is permitted by Code Section 409A. Subject to the foregoing, the Committee may amend the Plan at any time; provided that (i) no amendment shall materially impair the rights of any Grantee under any Award theretofore granted without such Grantee’s consent, and (ii) any amendment shall be subject to approval or rejection of the Board. The Committee may amend the terms of any Award (except as set forth in the “repricing” prohibitions set forth in Section 6.3 hereof), prospectively or retroactively, but except as otherwise provided in the Plan or an Award Agreement no such amendment shall impair the rights of any Grantee without such Grantee’s consent. Notwithstanding the foregoing, the Board shall have the authority to amend the Plan and outstanding Awards to take into account changes in law and tax and accounting rules, as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without a Grantee’s consent and without stockholder approval.

15.2 Previously Granted Awards. Except as otherwise specifically provided in the Plan (including Sections 3.2(o), 5.5, 15.1 and this Section 15.2) or an Award Agreement, no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Grantee of such Award.

Section 16.

Withholding

16.1 Required Withholding.

(a) When taxes are to be withheld in connection with the exercise of an Option or an SAR or upon the lapse of Restrictions on an Award or upon payment of any benefit or right under this Plan (the Exercise Date, the date such Restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”)), the Grantee may be required or may be permitted to elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes, by one or a combination of the following methods:

(i) payment of an amount in cash equal to the amount to be withheld;

(ii) requesting the Company to withhold from those Shares, cash or other property that would otherwise be received upon exercise of the Option or an SAR or vested upon the lapse of Restrictions on, or upon settlement of, any other Award, a number of Shares, or cash or other property having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iii) withholding from any compensation otherwise due to the Grantee.

The tax withholding upon exercise of an Option or an SAR or in connection with the payment or settlement of any other Award to be satisfied by withholding Shares, cash or other property granted pursuant to an Award shall not exceed the amount of taxes, including FICA taxes, required or permitted to be withheld under federal, state and local law. Unless the Grantee elects otherwise, then as of the Tax Date, the Company shall satisfy all withholding requirements pursuant to clause (ii) above. Unless otherwise permitted by the Company, an election by a Grantee under this Section 16.1 is irrevocable. Unless otherwise determined by the Company, any fractional share amount shall be reserved by the Company and used to satisfy other withholding obligations of the Grantee. Any additional withholding not paid by the withholding or surrender of Shares must be paid in cash by the Grantee.

(b) Any Grantee who makes a Disqualifying Disposition (as defined in Section 6.5(f)) or an election under Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in subsection (a).

(c) No Award shall be settled, whether in cash or in Shares, unless the applicable tax withholding requirements have been met to the satisfaction of the Company.

16.2 Notification under Section 83(b) of the Code. If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Stock, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within ten (10) days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

Section 17.

General Provisions

17.1 Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, other than its law respecting choice of laws and applicable federal law.

17.2 Severability. If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan and any such Award shall remain in full force and effect.

17.3 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.4 Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges or markets as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (or any Subsidiary) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise, receipt or delivery would constitute a violation by the Grantee, the Company or a Subsidiary of any applicable law or regulation.

17.5 Securities Law Compliance. If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any securities exchange or market upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. All evidence of Share ownership delivered pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations or other requirements of the SEC, any securities exchange or market upon which Shares are then listed, and any applicable securities law. If so requested by the Company, the Grantee shall make a written representation and warranty to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company an opinion of counsel, in form and substance satisfactory to the Company, that such registration is not required.

If the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

17.6 Section 409A. To the extent applicable and notwithstanding any other provision of this Plan, this Plan and Awards hereunder shall be administered, operated and interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the date on which the Board approves the Plan; provided that in the event that the Company determines that any amounts payable hereunder may be taxable to a Grantee under Code Section 409A and related Department of Treasury guidance prior to the payment and/or delivery to such Grantee of such amount, the Company may (a) direct the Committee to adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) to the extent allowed by applicable law, take such other actions as the Company determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date on which the Board approves the Plan. The Company and its Subsidiaries make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Grantee (or his or her Beneficiaries, as applicable) hereunder results in, or causes in any manner, the application of an accelerated or additional tax, a fine or a penalty under Code Section 409A or otherwise to be imposed, then the Grantee (or his or her beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Subsidiaries shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Grantee (or his or her beneficiaries, as applicable) for, any such additional taxes, fines or penalties. In the case of any Deferred Compensation Award (in addition to Deferred Stock), the provisions of Section 10.4 relating to permitted times of settlement shall apply to such Award.

17.7 Mitigation of Excise Tax. If any payment or right accruing to a Grantee under this Plan (without the application of this Section 17.7), either alone or together with other payments or rights accruing to the Grantee from an Employer (“Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Company in good faith after consultation with the Grantee, and such determination shall be conclusive and binding on the Grantee. The Grantee shall cooperate in good faith with the Company in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 17.7 shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only Federal income taxes. Notwithstanding the foregoing, in the event a Grantee is a party to a written agreement with the Company or a Subsidiary that provides for more favorable treatment for the Grantee regarding Section 280G of the Code, such agreement shall be controlling.

17.8 Beneficiary Designation. Each Grantee under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successfully) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall (a) revoke all prior designations by the same Grantee, (b) be in a form prescribed by the Company, and (c) be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.

17.9 No Rights as a Stockholder. No Grantee shall have any rights as a stockholder of the Company with respect to the Shares (except as provided in Section 8.7 with respect to Restricted Stock) which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her.

17.10 Awards Not Taken Into Account for Other Benefits. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of an Employer, except as such plan shall otherwise expressly provide, or (b) any agreement between an Employer and the Grantee, except as such agreement shall otherwise expressly provide.

17.11 Employment Agreement Supersedes Award Agreement. In the event a Grantee is a party to an employment agreement with the Company or a Subsidiary that provides for vesting or extended exercisability of equity compensation Awards on terms more favorable to the Grantee than the Grantee’s Award Agreement or this Plan, the employment agreement shall be controlling; provided that (a) if the Grantee is a Section 16 Person, any terms in the employment agreement requiring Compensation Committee of the Board, Board or stockholder approval in order for an exemption from Section 16(b) of the Exchange Act to be available shall have been approved by the Compensation Committee of the Board, the Board or the stockholders, as applicable, (b) the employment agreement shall not be controlling to the extent the Grantee and Grantee’s Employer agree it shall not be controlling, (c) an employment agreement or modification to an employment agreement shall be deemed to modify the terms of any pre-existing Award only if the terms of the employment agreement expressly so provide, and (d) nothing in this Section 17.11 shall be interpreted as overriding the minimum vesting requirements applicable to Options and SARs as set forth in Section 5.3.

17.12 Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees as it may deem desirable.

17.13 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

17.14 No Right to Continued Employment or Awards. No employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award. The grant of an Award shall not be construed as giving a Grantee the right to be retained in the employ of the Company or any Subsidiary or to be retained as a director of the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time terminate the employment of a Grantee free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.